Exhibit 16.1


September 28, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549 Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A dated September 28, 2004, of Q Comm International, Inc. and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.